                                                                  Exhibit (a)(1)

                     [LOGO] CENTILLIUM COMMUNICATIONS, INC.

                         CENTILLIUM COMMUNICATIONS, INC.

                            ------------------------

                                OFFER TO EXCHANGE

                    STOCK OPTIONS PRICED AT $10.00 OR HIGHER

                                 FOR NEW OPTIONS

                            ------------------------



     This document constitutes part of a prospectus relating to the Centillium Communications, Inc. 1997 Stock Plan and the Centillium Communications, Inc. 2001 Nonstatutory Stock Option Plan, covering securities that have been registered under the Securities Act of 1933.



                            ------------------------



     This document has not been approved or disapproved by the Securities and Exchange Commission (the SEC) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

                                October 22, 2001

                         CENTILLIUM COMMUNICATIONS, INC.

Offer to Exchange Certain Outstanding Options Having an Exercise Price per share of $10.00 or Greater for New Options

The Exchange Offer and withdrawal rights expire at 9:00 p.m., Pacific Time, on Friday, November 16, 2001 unless the Exchange Offer is extended.

     Centillium Communications, Inc. is offering eligible employees the opportunity to exchange certain stock options defined below as Eligible Options and Required Options for an equal number of new options to be issued after a six-month-and-one-day waiting period. If you choose not to participate in the option exchange (or if you choose to exchange less than all of your eligible options), you will receive a supplemental grant of options, as described below.

     For purposes of this document, any reference to a certain number of "stock options" means an option or options to purchase that number of shares of stock. For example, the phrase "100 stock options" has the same meaning as "an option to purchase 100 shares of stock."

     The stock options that are eligible for exchange (the "Eligible Options") consist of all unexercised options with an exercise price of $10.00 or greater granted under our 1997 Stock Plan (the "1997 Plan") or our 2001 Nonstatutory Stock Option Plan (the "2001 Plan"), or granted under the vEngines, Inc. 2000 Incentive Stock Plan (the "vEngines Plan") and assumed by us in our acquisition of vEngines.

     We are making this offer upon the terms and conditions described in this document and in the related Election Form and Notice to Change Election (together, the "Offer Documents," which, as amended from time to time, constitute the "Exchange Offer"). You are not required to accept the Exchange Offer. If you choose to accept the Exchange Offer, you may tender some or all of your Eligible Options, provided that if you tender any options from a particular option grant, you must tender all outstanding options from that option grant. If you choose to tender any Eligible Options, you must also tender all options granted to you after April 18, 2001, regardless of exercise price (the "Required Options").

     All Eligible Options and Required Options tendered by employees for exchange and accepted by us will be cancelled as promptly as practicable after 9:00 p.m. Pacific Time on the date the Exchange Offer ends. The Exchange Offer is currently scheduled to expire on Friday, November 16, 2001 (the "Expiration Date") and we expect to cancel options on Monday, November 19, 2001, or as soon as possible thereafter (the "Cancellation Date"). On or shortly after the first business day that is at least six months and one day after the Cancellation Date, we will issue new options under our 1997 Plan and 2001 Plan (the "New Options") to replace the Eligible Options and Required Options that were cancelled. We anticipate that the grant date for the New Options will be on or about May 20, 2002.

     We will grant you a New Option for each Eligible Option and Required Option that you tender and we accept for exchange, but only if you continue to be an employee of Centillium through the grant date of the New Options. If you cease to be employed by Centillium for any reason after we accept your tendered options for exchange and cancellation, and prior to the grant date of the New Options, you will not receive any New Options or any other payment or consideration in exchange for your tendered options.

     The exercise price per share of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. Each New Option will preserve the vesting schedule and the vesting commencement date of the option it replaces, so that on the date the New Option is granted and on any date thereafter, you will be vested in the New Option to the same extent you would have been vested on that date had you retained your tendered option.

     If you tender less than all of your Eligible Options for exchange, we will grant you additional options under the 1997 Plan or the 2001 Plan ("Supplemental Options"), but only if you continue to be an employee of Centillium through the grant date of the Supplemental Options. If you do not tender any Eligible Options for exchange, you can expect to receive your Supplemental Options shortly after the Cancellation Date (unless you are an executive officer, in which case you may need to wait until January 2002). However, if you tender, and we accept, some but not all of your Eligible Options, your Supplemental Options with respect to your Eligible Options not tendered will not be granted until the date your New Options are granted. Any Eligible Options that you do not tender will remain outstanding in accordance with their terms.

     The number of Supplemental Options to be granted to employees will be equal to a specified percentage of the number of Eligible Options not tendered. The applicable percentage will vary according to the exercise price currently in effect for the corresponding Eligible Options. Each Supplemental Option will have an exercise price per share equal to the last reported sale price of our common stock on the Nasdaq National Market on the grant date. The Supplemental Options will vest as follows: one-quarter of the grant will vest on the first anniversary of the grant date and 1/48 of the grant will vest each month thereafter.

     All employees residing in the United States, including employees that are on our Board of Directors, are eligible to participate in the Exchange Offer. Employees residing outside the United States are not eligible to participate in the Exchange Offer; however, such employees will receive Supplemental Options based on the number of Eligible Options held.

     The Exchange Offer is subject to conditions that we describe in Section 8 beginning on page 22 of this document and is not conditioned on a minimum number of options being tendered. Participation in the Exchange Offer is completely voluntary.

     Although our Board of Directors has approved the Exchange Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

     As of October 17, 2001, a total of 10,356,477 stock options were issued and outstanding under the 1997 Plan, the 2001 Plan and the vEngines Plan. A total of 7,497,072 of these options constitute Eligible Options and/or Required Options.

     Shares of Centillium common stock are traded on the Nasdaq National Market under the symbol "CTLM." On October 19, 2001, the closing price of our common stock reported on the Nasdaq National Market was $7.45 per share.

     The market price of our common stock has declined substantially over the last year and has been subject to volatility. You should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options. It is possible that our stock price at the time of grant of the New Options will be higher than the exercise price of your Eligible Options, which would result in your New Options being less valuable than your Eligible Options. You should carefully consider these uncertainties, as well as the risks outlined in this document beginning on page 11, before deciding whether to tender your Eligible Options for exchange.

     You should direct questions about the Exchange Offer or requests for assistance or for additional copies of the Offer Documents to Patrice LaCroix at Centillium Communications, Inc., 47211 Lakeview Boulevard, Fremont, CA 94538, (telephone: 510-771-3565).

                                    IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and deliver it and any other required documents to Patrice LaCroix by hand delivery or by fax at (253) 595-7806.

     We are not making the Exchange Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Exchange Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Exchange Offer to option holders in any of these jurisdictions.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Exchange Offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Exchange Offer other than the information and representations contained in this document and in the e-mail message from Faraj Aalaei dated October 22, 2001, the Election Form and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS


                                                                                                  Page
                                                                                                  ----
SUMMARY TERM SHEET ..................................................................................1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER ........................................................10

THE OFFER ..........................................................................................12

1.   Eligibility ...................................................................................12
     -----------

2.   Number of options; Expiration Date ............................................................12
     ----------------------------------

3.   Purpose of the Exchange Offer .................................................................13
     -----------------------------

4.   Status of Eligible Options Not Exchanged; Supplemental Options ................................15
     --------------------------------------------------------------

5.   Procedures for tendering options ..............................................................16
     --------------------------------

6.   Withdrawal Rights and Change of Election ......................................................17
     ----------------------------------------

7.   Acceptance of options for exchange and issuance of New Options ................................19
     --------------------------------------------------------------

8.   Conditions of the Exchange Offer ..............................................................21
     --------------------------------

9.   Price range of shares underlying the options ..................................................23
     --------------------------------------------

10.  Source and amount of consideration; terms of New Options and Supplemental Options .............24
     ---------------------------------------------------------------------------------

11.  Information concerning Centillium .............................................................28
     ---------------------------------

12.  Interests of directors and officers; transactions and arrangements concerning the options .....28
     -----------------------------------------------------------------------------------------

13.  Status of options acquired by us in the Exchange Offer; accounting consequences of
     ----------------------------------------------------------------------------------
     the Exchange Offer ............................................................................29
     ------------------

14.  Legal matters; regulatory approvals ...........................................................29
     -----------------------------------

15.  Material U.S. Federal Income Tax Consequences. ................................................30
     ---------------------------------------------

16.  Extension of Exchange Offer; termination; amendment ...........................................32
     ---------------------------------------------------

17.  Fees and expenses .............................................................................33
     -----------------

18.  Additional information ........................................................................33
     ----------------------

19.  Miscellaneous .................................................................................35
     -------------


                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Exchange Offer. We urge you to read carefully the remainder of this document and the other Offer Documents because the information in this summary is not complete, and additional important information is contained in the remainder of this document and in the other Offer Documents. We have included page references to the remainder of this document where you can find a more complete description of the topics in this summary.

What securities are you offering to exchange?

     We are offering to exchange all outstanding, unexercised options with an exercise price per share of $10.00 or higher that are held by U.S. employees for new options that will be granted under either the 1997 Plan or the 2001 Plan. If you choose to tender any of your Eligible Options, then you must also tender all of your Required Options. By tendering any Eligible Options, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. A Required Option is any option granted to you after April 18, 2001, regardless of exercise price.

Who is eligible to participate in the Exchange Offer?

All U.S. employees of Centillium, including executive officers and employee members of our Board of Directors, are eligible to participate, provided that they are employees of Centillium residing in the United States as of the date the Exchange Offer commences and are employed by Centillium on the date on which the tendered options are cancelled. Non-employee members of our Board of Directors, and employees located outside the United States, are not eligible to participate in the Exchange Offer. In order to receive a New Option, you must be an employee as of the date the New Options are granted, which will be at least six months and one day after the Cancellation Date. If Centillium does not extend the Exchange Offer, we anticipate that the New Options will be granted on or about May 20, 2002. (Page 13)

How do Centillium employees who are not residents of the United States benefit from this program?

     Centillium employees who are not a residents of the United States and who hold Eligible Options at 9:00 p.m. Pacific Time on the Expiration Date will be granted Supplemental Options in accordance with the schedule set forth below on pages 16-17 on or shortly after the Cancellation Date. The Cancellation Date is expected to be November 19, 2001, or shortly thereafter.

Why are you making the Exchange Offer?

     We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The Exchange Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 14)

What are the conditions to the Exchange Offer?

The Exchange Offer is subject to a number of conditions, including the conditions described in Section 8 of this document. The Exchange Offer is not conditioned on a minimum number of options being tendered and participation is completely voluntary. (Page 22)

How many New Options will I receive in exchange for my tendered options?

     If you meet the eligibility requirements and subject to the terms of this Exchange Offer, we will grant you New Options to purchase the number of shares equal to the number of shares subject to the unexercised options you tender, subject to adjustment for any stock split, share combination or similar event occurring prior to the grant date of the New Options. (Page 13)

When will I receive my New Options and Supplemental Options?

     We will not grant the New Options until on or about the first business day which is at least six months and one day after the Cancellation Date. For example, if we cancel tendered options on November 19, 2001, which is the scheduled date for the cancellation of the options, the New Options will not be granted until May 20, 2002, at the earliest. These New Options will not be subject to the re-approval by the Board of Directors; however, our Board of Directors will select the actual grant date for the New Options.

     The timing of the grant of your Supplemental Options will depend on whether you participate in the Exchange Offer. If you do not tender any of your Eligible Options (and you are not an executive officer of Centillium), you should expect to receive your Supplemental Options in November 2001. If you tender some, but not all, of your Eligible Options, your Supplemental Options will be granted on the same date as your New Options.

     If you are an executive officer of Centillium, and do not tender any options under this Exchange Offer, then there is a risk that the grant of your Supplemental Options will be delayed until January 2002. In this case, the Supplemental Options granted in January 2002 would have the same vesting schedule and vesting start date as the Supplemental Options granted shortly after the Cancellation Date. (Page 16)

Why do I have to wait six months to receive my New Options?

     If we were to grant the New Options and, in respect of those individuals exchanging only a portion of their Eligible Options, the Supplemental Options to be received by such individuals, on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the New Options and Supplemental Options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the New Options and certain Supplemental Options issued under this Exchange Offer. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Options and certain Supplemental Options for six months and one day, we believe we will not have to treat such options as variable awards.

Must I remain an employee of Centillium to get New Options or Supplemental Options?

     Yes. To receive a New Option or a Supplemental Option, you must remain an employee of Centillium through the date we grant the New Options or the Supplemental Options, as applicable. As discussed below, the New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled. We expect this grant date to be on or about May 20, 2002. We expect to grant Supplemental Options in November 2001 to employees not participating in the Exchange Offer. Any employees that participate in the Exchange Offer, but are also eligible to receive Supplemental Options, will have to wait until the New Options are granted to receive their Supplemental Options.

What if I am not an employee of Centillium when the New Options or Supplemental Options are granted?

     If you do not remain an employee of Centillium from the date you tender your options through the date your New Options are granted, you will not receive any New Options or any other payment or consideration in exchange for your tendered options that have been accepted for exchange and cancelled. This rule applies regardless of the reason your employment terminated and whether as a result of voluntary resignation, involuntary termination, death or disability.

Can you terminate my employment during the six-month-and-one-day-period between the Cancellation Date and the date that New Options are granted?

     Yes. This Exchange Offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the new options, for any reason, with or without cause.

What happens if after I tender my options I leave Centillium or am terminated as an employee?

     If your employment with us terminates for any reason prior to the expiration of the Exchange Offer, your tendered options will automatically be withdrawn, and you may exercise those options in accordance with their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any New Options in exchange therefor. If your employment with us terminates for any reason after your tendered options are accepted for exchange and cancelled but prior to the grant date of the New Options, you will not be entitled to receive a New Option grant or to have your cancelled options returned or to receive any payment for your cancelled options. Once your tendered options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

If I tender options in the Exchange Offer, will I be eligible to receive other option grants before I receive my New Options?

     If we accept options you tender in the Exchange Offer, you may not receive any other option grants before you receive your New Options. We may defer until the grant date for your New Options the grant of other options, such as annual, bonus or promotional options for which you may otherwise be eligible before the New Option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Exchange Offer. Instead, we may issue a promise to grant stock options to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the Exchange Offer. However, if you are no longer employed at Centillium on the date of grant of the New Options, you will not receive New Options even if a promise to grant stock options has been issued to you.

Will I be required to give up all of my rights to the cancelled options?

     Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options.

What will be the exercise price of the New Options and Supplemental Options?

     The exercise price per share of the New Options and Supplemental Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

     Accordingly, we cannot predict the exercise price of the New Options or the Supplemental Options. The exercise price may be higher than your current exercise price. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options.

When will the New Options vest?

     The vesting of the New Options will be in accordance with the vesting schedule of the cancelled Eligible Options or Required Options that they replaced. You will receive credit for vesting accrued prior to the cancellation of the tendered Eligible Options and Required Options and you will receive credit for the period between the cancellation of the tendered options and the grant of the New Options. However, if you are a non-exempt employee under the federal wage laws, then none of your New Options, whether vested or unvested, will become exercisable until six months after the grant date. (Page 27)

What happens if I do not accept the Exchange Offer? What are Supplemental
Options?

     All Eligible Options that you choose not to tender (or that we do not accept for exchange and cancellation) will remain outstanding, and you will continue to hold such options in accordance with their terms. With respect to each of your Eligible Options that you do not tender or that we do not accept for exchange and cancellation, we will grant you a Supplemental Option under the 2001 Plan to purchase shares of our common stock, but only if you continue to be an employee of Centillium through the grant date of that Supplemental Option. The number of Supplemental Options that you will be granted will be equal to a specified percentage of the number of Eligible Options that you do not tender. The applicable percentage for each Supplemental Option will be based upon the exercise price of each such Eligible Option in accordance with the following schedule:

                       EXERCISE PRICE                        PERCENTAGE
        ----------------------------------------------      ------------
        $25.00 to $96.00 ............................          50%
        $24.00 to $24.99 ............................          48%
        $23.00 to $23.99 ............................          46%
        $22.00 to $22.99 ............................          44%
        $21.00 to $21.99 ............................          43%
        $20.00 to $20.99                                       42%
        $19.00 to $19.99 ............................          40%
        $18.50 to $18.99 ............................          39%
        $18.00 to $18.49 ............................          38%
        $17.00 to $17.99 ............................          36%
        $16.50 to $16.99 ............................          35%
        $15.00 to $16.49 ............................          32%
        $14.00 to $14.99 ............................          30%
        $10.00 to $13.99 ............................          15%

When will the Supplemental Options vest?

     The Supplemental Options will have our standard vesting schedule, which is as follows: twenty-five percent (25%) of the Supplemental Options will vest twelve months after the date of grant, and 1/48 of the Supplemental Options will vest each month thereafter.

     If you tender some, but not all, of your Eligible Options, so that you have to wait until the New Options are granted to receive your Supplemental Options, your Supplemental Options will have the same vesting commencement date as the Supplemental Options granted earlier to individuals who do not tender any Eligible Options for exchange. (Page 17)

What is the difference between a New Option and a Supplemental Option?

     A New Option is an option that we will grant in exchange for each Eligible Option and each Required Option tendered and accepted by us for exchange and cancellation. New Options will be granted on or promptly after the first business day after the Cancellation Date. The number of shares for which each New Option is exercisable will be equal to the number of shares for which the tendered option was exercisable.

     A Supplemental Option is an option that we will grant to holders of Eligible Options that do not tender all of their Eligible Options or tender options that are not accepted by us for exchange and cancellation. We expect to grant Supplemental Options in November 2001 to option holders who do not exchange any of their Eligible Options for New Options. We will grant Supplemental Options on the grant date for New Options to option holders who exchange some, but not all, of their Eligible Options for New Options.

     Subject to certain limitations on the treatment of incentive stock options, New Options will be granted under the Centillium Stock Plan that will afford the New Options the same tax treatment as the corresponding Eligible Options. All Supplemental Options will be granted as non-qualified options. The New Options and the Supplemental Options will each be subject to the terms and conditions of the Centillium Stock Plan under which each respective option is granted.

Can I tender one or some of my Eligible Options and receive Supplemental Options with respect to the Eligible Options I retain?

     Yes. You may choose to tender less than all of your Eligible Options (but you must tender all of the options from a particular option grant, if you tender any options from that grant). You may receive a Supplemental Option in respect of Eligible Options you retain, but you will not receive a Supplemental Option with respect to any Eligible Options that you tender and that we accept for exchange and cancellation. If you tender one or more Eligible Options for exchange, your Supplemental Options, if any, will not be granted until your New Options are granted.

What happens if Centillium is acquired?

     If we merge into or are acquired by another company prior to the Expiration Date, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

     If we are acquired or involved in a similar transaction after the Expiration Date but before the New Options are granted, we would require the surviving corporation to assume our obligation to grant the New Options and any unissued Supplemental Options. The New Options would still be granted on the new grant, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of shares that you would have received, multiplied by the exchange ratio that was used in the merger.

     You should be aware that these types of business combination transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the New Options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

Are there circumstances where I would not be granted New Options or Supplemental Options?

     Yes. Even if we accept your tendered options, we will not grant New Options and/or Supplemental Options to you if we are prohibited by applicable law or regulations from doing so. For instance, unexpected changes in SEC rules, regulations or policies or Nasdaq listing requirements could potentially prevent us from granting New Options and/or Supplemental Options to you. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after the Cancellation Date, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility out of an abundance of caution. (Page 11)

Also, if you are no longer an employee on the date we grant New Options or Supplemental Options, as the case may be, you will not receive any New Options or Supplemental Options.

If I choose to tender part of an option grant that is eligible for exchange, do I have to tender all the shares in that option grant?

     Yes. We are not accepting partial tenders of Eligible Options from the same option grant. However, you may tender the remaining portion of an option grant that you have partially exercised. Accordingly, you may tender all of one or more of your option grants, but you may only tender all of the unexercised portion of an option grant or none of the options from that grant.

What happens to options that I choose not to tender or that are not accepted for exchange?

     Options that you choose not to tender for exchange or that we do not accept for exchange shall retain their current terms, including exercise price and current vesting schedule, until you exercise them or they expire by their terms.

     You should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in the exchange; however, we do not believe that you will be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. (Page 12)

Will I have to pay taxes if I exchange my options in the Exchange Offer?

     If you exchange your Eligible Options for New Options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the New Options and/or any Supplemental Options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options through the Exchange Offer. (Page 31)

If my Eligible Options are incentive stock options, will my New Options be incentive stock options?

     If your current options are incentive stock options, your New Options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. One requirement for options to qualify as incentive stock options under the current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. (Page 32)

Will my Supplemental Options be incentive stock options?

     No. All Supplemental Options will be non-qualified stock options.

When will my New Options expire?

     Your New Options will expire ten years from the date of grant, or earlier if your employment with Centillium terminates. (Page 26)

When does the Exchange Offer expire? Can the Exchange Offer be extended, and if so, how will I be notified if it is extended?

     The Exchange Offer expires on November 16, 2001, at 9:00 p.m., Pacific Daylight Time, unless we extend it. We may, in our discretion, extend the Exchange Offer at any time, but we cannot assure you whether the Exchange Offer will be extended or, if extended, for how long. If the Exchange Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the Exchange Offer period. (Page 33)

How and when do I tender my options?

     If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Daylight Time, on November 16, 2001 (or such later date and time as we may extend the expiration of the Exchange Offer), a properly completed and executed Election Form and any other documents required by the Election Form to Patrice LaCroix by hand delivery or by fax at (253) 595-7806. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the Exchange Offer. (Page 18)

During what period of time may I withdraw previously tendered options?

     You may withdraw your tendered options at any time before the Exchange Offer expires at 9:00 p.m., Pacific Daylight Time, on November 16, 2001. If we extend the Exchange Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Exchange Offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this Exchange Offer, if we have not accepted and cancelled your tendered options by November 30, 2001, you may withdraw your tendered options at any time after November 30, 2001. To withdraw tendered options, you must deliver to Patrice LaCroix by hand delivery, or by fax at
(253) 595-7806, a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the tender and delivery procedures described above. (Page 19)

Can I change my election regarding particular tendered options?

     Yes, you may change your election regarding particular tendered options at any time before the Exchange Offer expires at 9:00 p.m., Pacific Daylight Time, on November 16, 2001. If we extend the Exchange Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Exchange Offer. In order to change your election, you must deliver to Patrice LaCroix by hand delivery, or by fax at (253) 595-7806, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 19)

What do you and the Board of Directors think of the Exchange Offer?

     Although our Board of Directors has approved the Exchange Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Whom can I talk to if you have questions about the Exchange Offer?

     For additional information or assistance, you should contact:
     Patrice LaCroix
     Centillium Communications, Inc.
     47211 Lakeview Boulevard
     Fremont, CA 94538
     510-771-3565

                                  CERTAIN RISKS
                          OF PARTICIPATING IN THE OFFER

     Participation in the Exchange Offer involves a number of potential risks, including those described below. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Exchange Offer. In addition, we strongly urge you to read the rest of this document, the Election Form, the Notice to Change Election from Accept to Reject and our annual report on Form 10-K for the fiscal year ended December 31, 2000 before deciding to participate in the Exchange Offer.

                                 ECONOMIC RISKS

Participation in the Exchange Offer will make you ineligible to receive any option grants until May 20, 2002 at the earliest.

     Employees are generally eligible to receive option grants at any time that the Board of Directors, or the Board's Compensation Committee or Non-Executive Compensation Sub-Committee chooses to make them. However, if you participate in the Exchange Offer, you will not be eligible to receive any New Options until May 20, 2002 at the earliest.

     In addition, we may defer until the grant date for your New Options the grant of other options for which you may otherwise be eligible before the New Option grant date.

If the stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the New Options that you have received in exchange for them.

     For example, if you cancel options with a $20 strike price, and Centillium's stock appreciates to $30 when the New Option grants are made, your New Options will have a higher strike price than your cancelled options.

If your employment terminates prior to the grant of the New Options, you will receive neither New Options nor the return of your cancelled options.

     Once your options are cancelled, they are gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the New Options, you will have the benefit of neither the cancelled options nor the New Options.

If we are prohibited by applicable law or regulations from granting New Options, you will receive neither a New Option nor the return of your cancelled option.

     We will not grant New Options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies, Nasdaq listing requirements and foreign laws. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant. However, if the grant is prohibited as of the date of grant, we will not grant you any New Options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

                                TAX-RELATED RISKS

Your New Options may be a non-qualified stock options, whereas your cancelled options may have been an incentive stock options.

     If your cancelled option was an incentive stock option, your New Option will be an incentive stock option, but only to the extent that it qualifies under the Internal Revenue Code of 1986, as amended. One requirement for options to qualify as incentive stock options is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as non-qualified stock options. In general, non-qualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the document, and see the tax disclosure set forth in the prospectuses for the 1997 Stock Plan.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which a different company's option exchange program was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

                             BUSINESS-RELATED RISKS

     For a description of risks related to Centillium's business, please see
Section 19 of this document beginning of page 36.

                                    THE OFFER

     1. Eligibility.
        -----------

     Employees are "eligible employees" if they are employees of Centillium residing in the United States as of the date the Exchange Offer commences and the date on which the tendered options are cancelled. Executive officers, including both our Chief Executive Officer and our President, each of whom is also a member of our Board of Directors, are eligible to participate. Non-employee members of the Board of Directors and employees located outside the United States, are not eligible to participate in the Exchange Offer. Members of the Board of Directors and executive officers are listed below in Section 9 of this document.

     In order to receive a New Option, you must remain an employee as of the date the New Options are granted, which will be at least six months and one day after the Cancellation Date. If Centillium does not extend the Exchange Offer, the New Options will be granted no earlier than May 20, 2002. In order to receive a Supplemental Option, you must be an employee as of the date the Supplemental Options are granted, which we expect to be in November 2001 if you do not tender any Eligible Options, or the grant date of the New Options if you tender some, but not all, of your Eligible Options.

     2. Number of options; Expiration Date.
        -----------------------------------

     Subject to the terms and conditions of the Exchange Offer, we will exchange all outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 6 before the "Expiration Date," as defined below, in return for New Options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your Eligible Options and your Required Options. In addition, if you tender any Eligible Options for exchange, you will be required to also tender all of your Required Options. We currently expect to cancel all tendered options on November 19, 2001, which means that if you participate in the Exchange Offer, you will be required to tender all options granted to you after April 18, 2001.

     If your Eligible Options and Required Options are properly tendered and accepted for exchange, each Eligible Option and Required Option will be cancelled and, subject to the terms of this Exchange Offer, you will be entitled to receive one or more New Options to purchase the number of shares of common stock equal to the number of shares subject to the Eligible Options and Required Options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All New Options will be subject to the terms of the Centillium Stock Plan under which they are issued and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Centillium through the date we grant the New Options, you will not receive any New Options or other compensation in exchange for your tendered Eligible Options and Required Options that have been accepted for exchange regardless of the circumstances under which your employment terminated. This means that if you resign, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the New Options, you will not receive anything for the options that you tendered and we cancelled.

     The term "Expiration Date" means 9:00 p.m., Pacific Daylight Time, on November 16, 2001, unless and until we, in our discretion, have extended the period of time during which the Exchange Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Exchange Offer, as so extended, expires. See Section 16 of this document for a description of our rights to extend, delay, terminate and amend the Exchange Offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     . increase or decrease the amount of compensation offered for the Eligible
       Options,

     . decrease the number of options eligible to be tendered in the Exchange
       Offer, or

     . increase the number of options eligible to be tendered in the Exchange
       Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Exchange Offer immediately prior to the increase.

     If the Exchange Offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 2 of this document, we will extend the Exchange Offer so that the Exchange Offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this document.

     For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

     3. Purpose of the Exchange Offer.
        -----------------------------

     We issued the options under the 1997 Plan and 2001 Plan and assumed the vEngines Options to:

     . attract and retain the best available personnel for positions of substantial responsibility, and

     . provide our eligible employees with additional incentive and to promote the success of our business.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The Exchange Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Centillium. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options currently have little or no value as an incentive to retain and motivate our employees, and such options will likely not be exercised in the foreseeable future. By making this offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant New Options until six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of our current outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the New Options, our shares could increase (or decrease) in value, and the exercise price of the New Options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this Exchange Offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the New Options, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. The exercise price of any New Options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market on the last market trading day prior to the date of grant. You will be at risk of any such increase in our share price before the grant date of the New Options for these or any other reasons.

     Subject to the above, and except as otherwise disclosed in this document or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company;

     . any purchase, sale or transfer of a material amount of our assets;

     . any material change in our present dividend rate or policy, our indebtedness or capitalization;

     . any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies;

     . any other material change in our corporate structure or business;

     . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     . the suspension of our obligation to file reports pursuant to Section
       15(d) of the Securities Exchange Act; or

     . the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this document and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

     4. Status of Eligible Options Not Exchanged; Supplemental Options
        --------------------------------------------------------------

     All Eligible Options that you do not choose to tender or which we do not accept for exchange and cancel pursuant to the Exchange Offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

     In addition, with respect to each of your Eligible Options that you do not tender or we do not accept for exchange and cancel, we will grant you a Supplemental Option to purchase shares of our common stock, but only if you continue to be an employee of Centillium through the grant date. Such Supplemental Option will be a Nonstatutory Stock Option.

     The Supplemental Options that you will be granted will be equal to a specified percentage of the number of Eligible Options that are not tendered by you or accepted for exchange and cancelled by us pursuant to the Offer. The specified percentage for each Supplemental Option will be based on the exercise price of the corresponding Eligible Option in accordance with the following schedule:

                     EXERCISE PRICE                         PERCENTAGE
      ------------------------------------------------     ------------
      $25.00 to $96.00 ...............................          50%
      $24.00 to $24.99 ...............................          48%
      $23.00 to $23.99 ...............................          46%
      $22.00 to $22.99 ...............................          44%
      $21.00 to $21.99 ...............................          43%
      $20.00 to $20.99 ...............................          42%
      $19.00 to $19.99 ...............................          40%
      $18.50 to $18.99 ...............................          39%
      $18.00 to $18.49 ...............................          38%

                     EXERCISE PRICE                         PERCENTAGE
      ------------------------------------------------     ------------
      $17.00 to $17.99 ...............................          36%
      $16.50 to $16.99 ...............................          35%
      $15.00 to $16.49 ...............................          32%
      $14.00 to $14.99 ...............................          30%
      $10.00 to $13.99 ...............................          15%

     Each Supplemental Option will have an exercise price per share equal to the last reported sale price of our common stock on the Nasdaq National Market on the grant date of the Supplemental Option.

     If you do not tender any of your Eligible Options for exchange, then your Supplemental Options are expected to be granted in November 2001; provided, however, that if your are an executive officer, you may need to wait until January 2002 to receive your Supplemental Options. Since executive officers are generally not eligible to receive grants under the 2001 Plan, Supplemental Options will be granted to executive officers from the 1997 Plan. The total number of options available for grant under the 1997 Plan is limited, but will be automatically increased in January 2002 subject to the terms of the 1997 Plan. If several executive officers do not participate in the Exchange Offer, and an insufficient number of other employees choose to tender their Eligible Options for cancellation and exchange, then the non-tendering executive officers may be required to wait until January 2002 to receive their Supplemental Options.

     If you tender some, but less than all, of your Eligible Options for exchange, your Supplemental Options for the Eligible Options not tendered will be granted on the same date your New Options are granted.

     Based on the Eligible Options outstanding on October 17, 2001, if no Eligible Options are tendered pursuant to the Exchange Offer, we will grant Supplemental Options to purchase approximately 3.0 million shares of our common stock. If, as we expect, Eligible Options are tendered and accepted for exchange, the number of Supplemental Options we grant will be lower.

     Each Supplemental Option may be exercised in accordance with the following schedule: twenty-five percent (25%) of the shares of our common stock subject to the Supplemental Option will vest twelve months after the date the Supplemental Option are granted, and 1/48 of the shares of our common stock subject to the Supplemental Option will vest each month thereafter. If you tender some, but not all, of your Eligible Options, and therefore have to wait for the six-month period to receive your Supplemental Options (or if you are an executive officer and have to wait until January 2002 to receive your Supplemental Options), you will receive full credit for vesting accrued during that waiting period.

     5. Procedures for tendering options.
        --------------------------------

     Proper Tender of Options.
     ------------------------

     To validly tender your options through the Exchange Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us, by hand delivery, or via fax at (253) 595-7806, to 47211 Lakeview Boulevard, Fremont, CA 94538, Attn:

Patrice LaCroix, along with any other required documents. We must receive all of the required documents before the Expiration Date. The Expiration Date is 9:00 p.m. Pacific Daylight Time on November 16, 2001. You will be required to indicate on the Election Form the particular options that you are tendering, including the Required Options. If the Exchange Offer is extended by us beyond the Expiration Date, you must deliver these documents before the extended Expiration Date of the Exchange Offer. We will not accept delivery of any Election Form after the Exchange Offer has expired.

     If you elect to tender any Eligible Option pursuant to the Exchange Offer, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. However, you must still properly complete the Election Form.

     The delivery of all documents, including Election Forms and any Notices to Change Election From Accept to Reject and any other required documents, is at your risk. If you choose to deliver any documents by mail, we recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

     Determination of Validity; Rejection of Options; Waiver of Defects; No
     ----------------------------------------------------------------------
     Obligation to Give Notice of Defects.
     ------------------------------------

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to an extension, which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.
     ---------------------------------------

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer. Our acceptance for exchange of your options tendered by you through the Exchange Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Exchange Offer.

     Subject to our rights to extend, terminate and amend the Exchange Offer, we currently expect that we will accept promptly after the expiration of the Exchange Offer all properly tendered options that have not been validly withdrawn.

     6. Withdrawal Rights and Change of Election.
        ----------------------------------------

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 6. In the event that your employment with Centillium terminates prior to the expiration of the Exchange Offer, your tendered options will automatically be withdrawn. Such automatically withdrawn options may be exercised by you to the extent that they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination, as provided in the applicable option agreement.

     You may withdraw your tendered options at any time before 9:00 p.m., Pacific Daylight Time, on November 16, 2001. If we extend the Exchange Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Exchange Offer. In addition, if we have not accepted your tendered options for exchange by 9:00 p.m., Pacific Daylight Time, on November 30, 2001, you may withdraw your tendered options at any time after November 30, 2001.

     To validly withdraw tendered options, you must deliver to, in accordance with the procedures listed in Section 5 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Patrice LaCroix by hand delivery, or via fax at (253) 595-7806, in accordance with the procedures listed in Section 5 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

     . the name of the option holder who tendered the options,

     . the grant number of all options to be tendered,

     . the grant date of all options to be tendered,

     . the exercise price of all options to be tendered, and

     . the total number of unexercised option shares subject to each option to be tendered.

     Although you may withdraw some, but not all, of your tendered options at your discretion, you may not withdraw only a portion of a particular tendered option grant. Moreover, you may not withdraw any Required Options unless you withdraw all of your tendered options.

     Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject or any new or amended Election Form.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 5.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

     7. Acceptance of options for exchange and issuance of New Options.
        --------------------------------------------------------------

     Upon the terms and conditions of the Exchange Offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancel Eligible Options and Required Options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Exchange Offer, if your Eligible Options and Required Options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be November 19, 2001, and you will be granted New Options on or about the first business day that is six months and one day after the date we cancel the options accepted for exchange. Thus, subject to the terms and conditions of this Exchange Offer, if your Eligible Options and Required Options are properly tendered by November 16, 2001, the scheduled expiration date of the Exchange Offer, and accepted for exchange and cancelled on November 19, 2001 you will be granted New Options on or about May 20, 2002. If we accept and cancel your Eligible Options and Required Options properly tendered for exchange after November 19, 2001, the period in which the New Options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel your Eligible Options and Required Options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than May 20, 2002, covering the same number of shares as the options cancelled pursuant to this Exchange Offer, provided that you remain an eligible employee on the date on which the grant is to be made.

     If we accept options you tender in the Exchange Offer, we may defer any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the New Option grant date until the period following the first business day that is six months and one day after we cancel the options accepted for exchange. We may defer the grant to you of these other options if we determine it is necessary because of accounting rules that could apply to these interim option grants as a result of the Exchange Offer. Instead, we may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than May 20, 2002, provided that you remain an eligible employee on the date on which the grant is to be made. Any such grant of these other options is in the discretion of the Board of Directors and subject to compliance with prevailing laws and market prices at the time of the grants. Any actual grants of these other options will therefore be made when, as and if declared by the Board of Directors.

     Your New Options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Centillium through the date we grant the New Options, you will not receive any New Options or other compensation in exchange for your tendered options which have been cancelled pursuant to this Exchange Offer.

     Consequences of Centillium Being Acquired.
     -----------------------------------------

     If we merge into or are acquired by another company prior to the Expiration Date, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

     If we are acquired or involved in a similar transaction after the Expiration Date but before the New Options are granted, we would require the surviving corporation to assume our obligation to grant the New Options and Supplemental Options. The New Options and Supplemental Options would still be granted on the new grant, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of shares that you would have received, multiplied by the exchange ratio that was used in the merger.

     You should be aware that these types of business combination transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the New Options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

     Partial Tenders.
     ---------------

     We will not accept partial tenders of your Eligible Options. However, you may tender the remaining portion of an Eligible Option that you have partially exercised. Accordingly, you may tender one or more of your Eligible Options, but you may only tender all of the unexercised shares subject to a particular option grant or none of those shares. In addition, if you tender any Eligible Option for exchange, you will be required to also tender all Required Options.

     Acceptance of Tendered Options.
     ------------------------------

     Within two (2) to four (4) business days after the receipt of your Election Form or your Notice to Change Election From Accept to Reject, Centillium will e-mail you a confirmation of receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the Exchange Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release.

Subject to our rights to extend, terminate and amend the Exchange Offer, we currently expect that we will accept promptly after the expiration of the Exchange Offer all properly tendered options that are not validly withdrawn.

     8. Conditions of the Exchange Offer.
        --------------------------------

     Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Exchange Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after October 22, 2001, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with such acceptance and cancellation of options tendered for exchange:

     . there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Exchange Offer, the acquisition of some or all of the tendered options pursuant to the Exchange Offer, or the issuance of New Options, or otherwise relates in any manner to the Exchange Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Exchange Offer to Centillium;

     . there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Exchange Offer or Centillium, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Exchange Offer or that otherwise relates in any manner to the Exchange Offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options;

          (3) materially impair the contemplated benefits of the Exchange Offer to Centillium; or

          (4) materially and adversely affect Centillium's business, condition, income, operations or prospects or materially impair the contemplated benefits of the Exchange Offer to Centillium;

     .    there shall have occurred:

          (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Centillium on the trading in our common stock;

          (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

          (7) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 22 , 2001;

     . there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Exchange Offer for financial reporting purposes;

     . a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Centillium, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

     . any change or changes shall have occurred in Centillium's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Centillium or may materially impair the contemplated benefits of the Exchange Offer to Centillium.

     The conditions to the Exchange Offer are for Centillium's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 8 will be final and binding upon all persons.

     9. Price range of shares underlying the options.
        --------------------------------------------

     The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "CTLM." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                        High              Low
                                                     ---------          --------

     Fiscal Year 2001
          Fourth Quarter (through October 17) .....  $    9.24          $   5.16
          Third Quarter ...........................      27.57              5.03
          Second Quarter ..........................      42.89             17.10
          First Quarter ...........................      51.44             15.88

     Fiscal Year 2000
          Fourth Quarter ..........................  $   97.88          $  13.50
          Third Quarter ...........................     112.60             62.44
          Second Quarter (beginning May 23) .......      77.75             19.94

     As of October 19, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market was $7.45 per share.

     Our stock price has been, and in the future may be, highly volatile and could continue to decline. Moreover, our stock price could rise prior to the grant of the New Options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and can be expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options and certain Supplemental Options will not be granted until a trading date that is at least six months and one day after the date your tendered options are accepted and cancelled. We expect to grant the other Supplemental Options in November 2001. The exercise price of the New Options and Supplemental Options will be the last reported sale price of our common stock reported on the Nasdaq National Market on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your tendered options. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. In that event, depending on the exercise price of your tendered options and other factors, your New Options may be less valuable than your tendered options.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options. In addition, you should consider that the current market price of our common stock may not be a reliable predictor of what the market price of our common stock will be on the grant date of the New Options or the Supplemental Options or at any time in the future.

     10. Source and amount of consideration; terms of New Options and
         ------------------------------------------------------------
     Supplemental Options Consideration.
     ----------------------------------

     We will issue the New Options and the Supplemental Options under the 1997 Plan and 2001 Plan.

     If we receive and accept tenders of all outstanding Eligible Options and Required Options from eligible employees, subject to the terms and conditions of this Exchange Offer we will grant New Options to purchase a total of 7,497,072 shares of common stock. The shares issuable upon exercise of these New Options would equal approximately 21.8% of the total shares of our common stock outstanding as of October 17, 2001. The shares of common stock subject to tendered options granted under the 1997 Plan and 2001 Plan that are accepted and cancelled will be available for regrant and issuance under 1997 Plan and 2001 Plan after such cancellation, and may constitute some or all of the shares required for the New Options and Supplemental Option grants that will be made under 1997 Plan and 2001 Plan pursuant to this Exchange Offer.

     Terms of New Options and Supplemental Options.
     ---------------------------------------------

     Subject to certain limitations on the treatment of incentive stock options, the New Options will be granted under the Centillium stock plan that will afford the New Options the same tax treatment as the tendered Eligible Options or Required Options they replace. The Supplemental Options will be nonstatutory stock options. A new option agreement will be entered into between Centillium and the employee for each New Option and Supplemental Option granted. The terms and conditions of the New Options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of the 1997 Plan and 2001 Plan, and the options granted thereunder.

     General.
     -------

     The maximum number of shares currently issuable under the 1997 Plan is 14,481,806, plus an annual increase on each January 1 equal to the least of 5,000,000 shares, 6% of the number of shares then outstanding, or a lesser number of shares determined by our Board of Directors. The 1997 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options. The maximum number of shares currently issuable under the 2001 Plan is 5,000,000. The 2001 Plan permits the granting of nonstatutory stock options only.

     The maximum number of shares currently issuable under the 2001 Plan is 5,000,000. The 2001 Plan permits the granting of nonstatutory stock options only.


     Administration.
     --------------

     Both the 1997 Plan and the 2001 Plan are administered by the Board of Directors, the Compensation Committee of the Board of Directors and the Non-Executive Compensation Sub-Committee of the Board of Directors. Subject to the other provisions of the 1997 Plan and the 2001 Plan, the Board, and its committees, has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.
     ----

     Options generally have a term of ten (10) years. Incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Centillium have a term of no more than five (5) years.

     Termination.
     -----------

     Your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within three (3) months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve (12) months following such termination.

     The termination of your option under the circumstances specified in this
Section 10 will result in the termination of your interests in our 1997 Stock Plan. In addition, your option may terminate, together with the 1997 Plan and 2001 Plan and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     Exercise Price.
     --------------

     The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the New Options and Supplemental Options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market on the date of grant.

     Vesting and Exercise.
     --------------------

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by us.

     The New Options granted through the Exchange Offer will vest as follows:

     . any shares under the cancelled option that were fully vested on the date that the Exchange Offer expires will be fully vested,

     . all unvested options on the date the Exchange Offer expires that would have been fully vested on the date the New Options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and

     . all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

     The Supplemental Options will vest as described in Section 4 above.

     Payment of Exercise Price.
     -------------------------

     You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

     .    cash,

     .    check,

     .    certain other shares of our common stock,

     .    a combination of the foregoing methods, or

     .    such other consideration to the extent permitted by applicable laws.

     Adjustments Upon Certain Events.
     -------------------------------

     If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days.

     In the event there is a liquidation or dissolution of Centillium, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, accelerate the exercisability of any option.

     Termination of Employment.
     -------------------------

     If, for any reason, you are not an employee of Centillium from the date you tender options through the date we grant the New Options, you will not receive any New Options or any other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the New Options, you will not receive anything for the options that you tendered and, because we will have cancelled the options that you tendered, we will not be able to return your old options to you.

     Transferability of Options.
     --------------------------

     New Options and Supplemental Options may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Registration of Option Shares.
     -----------------------------

     9,682,638 shares of our common stock issuable upon exercise of options under the 1997 Plan, the 2001 Plan and the vEngines Plan have been registered under the Securities Act of 1933 (the "Securities Act") on Registration Statements on Form S-8 filed with the Securities and Exchange Commission. All the shares issuable upon exercise of all New Options and Supplemental Options will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     U.S. Federal Income Tax Consequences.
     ------------------------------------

     You should refer to Section 15 of this document for a summary discussion of the U.S. federal income tax consequences of the New Options and the options tendered for exchange, as well as the consequences of accepting or rejecting the New Options under this Exchange Offer. We recommend that all option holders consult with their own individual tax advisor to determine the tax consequences of your participation in the Exchange Offer. Tax consequences may vary depending on each individual participant's circumstances.

     Our statements in this document concerning the 1997 Plan and 2001 Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1997 Plan and 2001 Plan and the form of option agreement thereunder. Please contact us at Centillium Communications, Inc., 47211 Lakeview Boulevard, Fremont, CA 94538 (telephone: (510) 771-3700), to receive a copy of the 1997 Plan and 2001 Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

     11. Information concerning Centillium.
         ---------------------------------

     Centillium delivers products that enable broadband communications to the home and business. We provide broadband equipment vendors with system-level products for the DSL market and are leveraging our core technology and expertise to develop products for complementary markets that share common technologies and customers. In the third quarter of 2000, we began shipping samples of products for the Voice-over-Packet market. We believe that our core technology and expertise have enabled us to establish a viable long-term product roadmap within these three complementary markets.

     The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 are incorporated herein by reference. See "Additional Information" beginning on page 30 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     Our principal executive offices are located at 47211 Lakeview Boulevard, Fremont, CA 94538, and our telephone number (510) 771-3700.

     12. Interests of directors and officers; transactions and arrangements
         ------------------------------------------------------------------
concerning the options.
----------------------

     Our directors and executive officers and their positions and offices as of October 17, 2001, are set forth in the following table:

            Name                            Position and Offices Held
------------------------------  ------------------------------------------------

Faraj Aalaei .................  Chief Executive Officer and Director
Shahin Hedayat ...............  President, General Manager, Access Business
                                Unit, and Director
William F. Mackenzie .........  Vice President, Operations
Surendra B. Mandava ..........  General Manager, Networking Business Unit
Jon S. Sherburne .............  Vice President, Worldwide Sales
Darrel Slack .................  Interim Chief Financial Officer
Kamran Elahian ...............  Director and Chairman
Irwin Federman ...............  Director
Robert C. Hawk ...............  Director
Jere Drummond ................  Director
Lip-Bu Tan ...................  Director

     The address of each director and executive officer is: c/o Centillium Communications, Inc., 47211 Lakeview Boulevard, Fremont, CA 94538.

     As of October 17, 2001, our executive officers (6 persons) as a group held options to purchase 2,095,000 shares of our common stock, which represented approximately 20.2% of all stock options outstanding, and the non-employee members of our board of directors (5 persons) as a group held options to purchase 465,000 shares of our common stock, which represented approximately 4.5% of all stock options outstanding.

     All of the 2,095,000 stock options held by our executive officers (including those held by Faraj Aalaei and Shahin Hedayat, who are also members of our board of directors) are eligible to be exchanged for New Options. We expect that our executive officers will participate in the Exchange Offer and will tender their Eligible Options and Required Options for New Options. Our non-employee directors are not eligible to participate in the Exchange Offer.

     During the 60-day period ending October 22, 2001, except for the grant to Darrel Slack of an option to purchase 25,000 shares our common stock, on account of his appointment to the position of Interim Chief Financial Officer, there have been no transactions in options to purchase our stock by any of our executive officers or directors.

     13. Status of options acquired by us in the Exchange Offer; accounting
         ------------------------------------------------------------------
consequences of the Exchange Offer.
----------------------------------

     Options we acquire through the Exchange Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of New Options under the 1997 Plan or 2001 Plan, as the case may be. To the extent these shares are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the Exchange Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Exchange Offer because:

     . for any options that an employee will tender, the employee must also tender all options that were granted during the six month period prior to the cancellation of any tendered options,

     . we will not grant any New Options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

     . the exercise price of all New Options will equal the market value of the shares of common stock on the date we grant the New Options.

     14. Legal matters; regulatory approvals.
         -----------------------------------

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 8.

     If we are prohibited by applicable laws or regulations from granting New Options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the New Options, we will not grant any New Options. Such a prohibition could result from changes in SEC rules, regulations or policies, Nasdaq listing requirements and foreign laws. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any New Options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

     15. Material U.S. Federal Income Tax Consequences.
         ---------------------------------------------

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Exchange Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Exchange Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Option holders who exchange outstanding options for New Options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

     Incentive Stock Options
     -----------------------

     Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 1997 Stock Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

     . more than two years after the date the incentive stock option was granted, and

     . more than one year after the date the incentive stock option was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

     If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the lesser of (i) the excess of the fair market value of the shares on the date the option was exercised over the exercise price, or (ii) the excess of the fair market value at the time of disposition over the exercise price, will be taxable income to the option holder at the time of the disposition. Any additional gain or loss, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a tax deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a tax deduction equal to the amount of compensation income taxable to the option holder.

     If you tender incentive stock options and those options are accepted for exchange, the New Options will be granted as incentive stock options to the maximum extent they qualify as such. One requirement for options to qualify as incentive stock options is that the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. Incentive stock options are considered in the order in which they are granted for these purposes.

     You should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered.

A successful assertion by the IRS of this position could extend the option's holding period to qualify for favorable tax treatment. Accordingly, to the extend you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

     Non-Qualified Stock Options.
     ---------------------------

     Under current law, an option holder will not realize taxable income upon the grant of an option that is not qualified as an incentive stock option, also referred to as a non-qualified stock option. However, when an option holder exercises such an option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you are an employee, any such gain is subject to withholding and is reported as income on your W-2.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

     16. Extension of Exchange Offer; termination; amendment.
         ---------------------------------------------------

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 8 has occurred or is deemed by us to have occurred, to extend the period of time during which the Exchange Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Exchange Offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether any event listed in Section 8 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 8 has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the Exchange Offer to option holders or by decreasing or increasing the number of options being sought in the Exchange Offer.

     Amendments to the Exchange Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the Exchange

Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     . increase or decrease the amount of compensation offered for the options,

     . decrease the number of options eligible to be tendered in the Exchange Offer, or

     . increase the number of options eligible to be tendered in the Exchange Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Exchange Offer immediately prior to the increase.

     If the Exchange Offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 16, we will extend the Exchange Offer so that the Exchange Offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

     17. Fees and expenses.
         -----------------

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this document.

     18. Additional information.
         ----------------------

     This document is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     1. Our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 19, 2001;

     2. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 13, 2001;

     3. Our proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC as a Schedule 14-A on April 30, 2001; and

     The description of our common stock contained in Post-Effective Amendment No. 1 to our Registration Statement on Form S-1, filed with the SEC on May 24, 2000.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

         450 Fifth Street, N.W.              500 West Madison Street
                Room 1024                           Suite 1400
         Washington, D.C. 20549              Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CTLM" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations

                               1735 K Street, N.W.

                             Washington, D.C. 20006

Each person to whom a copy of this document is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Centillium Communications, Inc. 47211 Lakeview Boulevard, Fremont, CA 94538, or telephoning us at (510) 771-3700.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

     The information contained in this document about Centillium should be read together with the information contained in the documents to which we have referred you.

     19. Miscellaneous.
         -------------

     This document and our SEC reports referred to above include "forward-looking statements." When used in this document, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Centillium or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our quarterly report on Form 10-Q for the quarter ended September 30, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     .    our limited operating history;

     . our quarterly operating results being subject to fluctuations, which may affect our stock price;

     . the loss of any key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business;

     . the market in which we sell our products and services may not grow as we anticipate and our revenues may be harmed;

     . our revenues may be harmed if general economic conditions continue to worsen;

     . if we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of

     . our industry, sales of our products may decline; we depend on a few key customers and the loss of any of them could significantly reduce our revenues;

     . our products have long sales cycles which makes it difficult to plan expenses and forecast results;

     . we face foreign business, political and economic risks because a majority of our products and our customers' products are manufactured and sold outside of the United States;

     . we may be unable to adequately protect our intellectual property and may lose some of our competitive advantage;

     . we may be subject to intellectual property litigation, which may be costly to defend and prevent us from using or selling the challenged technology;

     . our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share; and

     . our ability to keep pace with rapid technological change and new product introductions in our industry.

     We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Exchange Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Exchange Offer other than the information and representations contained in this document, the e-mail message from Faraj Aalaei dated October 22, 2001, the Election Form and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.